Exhibit 99.3
EXECUTION COPY
VOTING AND EXCHANGE TRUST SUPPLEMENT AGREEMENT
     THIS VOTING AND EXCHANGE TRUST SUPPLEMENT AGREEMENT (the “Agreement”), dated as of July 1, 2010, by and among Thomas Weisel Partners Group, Inc., a Delaware corporation (“Old Parent”), TWP Acquisition Company (Canada), Inc., a corporation continued under the Canada Business Corporations Act (“CBCA”) (“Canadian Sub”), Stifel Financial Corp., a Delaware corporation (“New Parent”), and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada (hereinafter referred to as “Trustee”).
RECITALS
     WHEREAS, in connection with an arrangement agreement (the “Arrangement Agreement”) dated as of September 30, 2007, among Old Parent, Canadian Sub and Westwind Capital Corporation, among others, Canadian Sub issued non-voting exchangeable shares in the capital of Canadian Sub (the “Exchangeable Shares”) to certain holders of securities of Westwind Capital Corporation pursuant to the plan of arrangement contemplated by the Arrangement Agreement.
     AND WHEREAS in connection with the Arrangement Agreement, on January 2, 2008, Old Parent, Canadian Sub and the Trustee entered into a Voting and Exchange Trust Agreement (“Voting and Exchange Trust Agreement”).
     AND WHEREAS pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among New Parent, Old Parent and PTAS, Inc., a Delaware corporation and wholly-owned subsidiary of New Parent (“PTAS”), dated April 25, 2010, PTAS will merge with and into Old Parent (the “Merger”), with Old Parent surviving the Merger and becoming a wholly-owned subsidiary of New Parent.
     AND WHEREAS pursuant to the Merger and in connection with the Merger Agreement, New Parent has agreed to issue the New Voting Share (as defined herein) and execute and deliver this Agreement.
     AND WHEREAS New Parent hereby issues to and deposits with the Trustee the New Voting Share whereby the Old Voting Share (as defined herein) is released from trust and returned to Old Parent for cancellation.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
     In this Agreement, the following terms shall have the following meanings:

     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, or under common control with such specified Person. The term “control” (including its correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Persons, means the possession, directly or indirectly, of the power to direct (or cause the direction) of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise;
     “Agreement” has the meaning set forth in the Preamble to this agreement;
     “Arrangement Agreement” has the meaning set forth in the Recitals to this Agreement;
     “Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than New Parent and its Affiliates;
     “Business Day” means a day other than a Saturday, Sunday or other day on which major banks located in St. Louis, Missouri or Toronto, Ontario, Canada are closed for business;
     “Canadian Sub” has the meaning set forth in the Preamble to this Agreement;
     “CBCA” means the Canada Business Corporations Act, as amended;
     “Exchangeable Share Provisions” means Schedule “1” to the Articles of Continuance of Canadian Sub, as amended and restated from time to time;
     “Exchangeable Shares” means the non-voting exchangeable shares in the capital of Canadian Sub having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;
     “Governmental Entity” means any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity;
     “Merger” has the meaning set forth in the Recitals to this Agreement;
     “Merger Agreement” has the meaning set forth in the Recitals to this Agreement;
     “New Parent” has the meaning set forth in the Preamble to this Agreement;
     “New Voting Share” means the one share of Special Voting Preferred Stock of New Parent, par value $1.00 per share, issued in its own series, which entitles the holder of record to a number of votes at meetings of holders of New Parent Common Stock equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by New Parent and New Parent Affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described in the Voting and Exchange Trust Agreement and herein.

     “Old Parent” has the meaning set forth in the Preamble to this Agreement;
     “Old Voting Share” means the one share of Special Voting Preferred Stock of Old Parent, par value $0.01 per share, issued in its own series.
     “Parent Successor” has the meaning set forth in the Voting and Exchange Trust Agreement;
     “Person” means an individual, a corporation, a partnership, a limited or unlimited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body;
     “Trust” means the trust contemplated by this Voting and Exchange Trust Supplement Agreement;
     “Trustee” means CIBC Mellon Trust Company and, subject to the provisions of Article 10 of the Voting and Exchange Trust Agreement, includes any successor trustee or permitted assigns;
1.2 Interpretation Not Affected by Headings, etc.
     The division of this Agreement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to “Article” or “section” followed by a number refers to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including any appendices hereto.
1.3 Rules of Construction
     In this Agreement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
1.4 Date for any Action
     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
ARTICLE 2
PURPOSE OF AGREEMENT
     The purpose of this Agreement is to set forth the terms of an agreement whereby New Parent will become a Parent Successor under the terms of the Voting and Exchange Trust Agreement and will assume from Old Parent all the rights and obligations of Old Parent under the Voting and Exchange Trust Agreement and to document the consent and agreement of the Trustee for such assumption and set forth the terms of an agreement whereby the Trustee will hold the New Voting Share in substitution and instead of the Old Voting Share in order to enable the Trustee to exercise all material rights as Trustee for and on behalf of the Beneficiaries so as to preserve and not impair in any material respect, any of the rights, duties, powers and authorities of the Trustee or the Beneficiaries following the Merger.
ARTICLE 3
ASSIGNMENT AND ASSUMPTION
3.1 Assignment by Old Parent
     Old Parent hereby assigns any and all rights, title and interest, including any obligations and liabilities for all moneys payable and property deliverable thereunder, to the Voting and Exchange Trust Agreement to New Parent and assigns all obligations to pay and deliver or cause to be delivered the same and directs New Parent to maintain all the covenants and perform all the obligations of Old Parent under the Voting and Exchange Trust Agreement.
3.2 Assumption by New Parent
     New Parent hereby agrees and accepts assumption from Old Parent of any and all rights, title and interest, including any obligations and liabilities for all moneys payable and property deliverable thereunder, of the Voting and Exchange Trust Agreement from Old Parent and assumes all obligations to pay and deliver or cause to be delivered the same and agrees and covenants with New Parent and the Trustee to perform all the covenants and obligations of Old Parent under the Voting and Exchange Trust Agreement in the name, place and stead of Old Parent. This Agreement is evidence that New Parent has agreed to act as a Parent Successor and has assumed the covenants and obligations of the Old Parent as described under section 11.1, 12.5 and 14.2, without limitation, of the Voting and Exchange Trust Agreement.
ARTICLE 4
ACKNOWLEDGEMENT
4.1 Acknowledgement of Trustee
     Upon review and consideration of this Agreement, the Trustee, in consultation with its legal counsel, hereby acknowledges and agrees that, in accordance with Section 11.1 of the Voting and Exchange Trust Agreement, the execution of this Agreement substantially preserves, and does not impair in any material respect, any rights, duties, powers and authorities of the Trustee or of the Beneficiaries thereunder or hereunder. The Trustee, in consultation with its legal counsel, further acknowledges and agrees that this Agreement is all that is reasonably necessary or advisable to evidence the assumption by New Parent, as Parent Successor, of the liability for all moneys payable and property deliverable under the Voting and Exchange Trust Agreement and to evidence the covenant of New Parent to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Old Parent under the Voting and Exchange Trust Agreement.

ARTICLE 5
VESTING OF POWERS
5.1 Vesting of Powers in Successor
     The parties hereto acknowledge and agree that this Agreement forms a supplemental trust agreement as provided in Section 12.5 of the Voting and Exchange Trust Agreement. This Agreement evidences the succession of New Parent as Parent Successor and the convents and obligations assumed by New Parent in accordance with the provisions of Article 11 of the Voting and Exchange Trust Agreement. New Parent now possesses, and from time to time may exercise, each and every right and power of Old Parent under the Voting and Exchange Trust Agreement in the name of Old Parent or otherwise and any act or proceeding by any provision of the Voting and Exchange Trust Agreement required to be done or performed by the board of directors of Old Parent or any officers of Old Parent may now be done and performed with like force and effect by the board of directors or officers of New Parent, as the case may be.
ARTICLE 6
AMENDMENTS
6.1 Amendments, Modifications, etc.
     Subject to the provisions of the Voting and Exchange Trust Agreement and this Agreement, this Agreement may not be amended or modified except by an agreement in writing executed by New Parent, Canadian Sub and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions, if applicable.
ARTICLE 7
TERMINATION
7.1 Term
     This Agreement shall continue until the earliest to occur of the following events:
(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of New Parent and Canadian Sub elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions, if applicable.
ARTICLE 8
GENERAL
8.1 Severability
     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.
8.2 Enurement
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.
8.3 Notices to Parties
     All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed facsimile to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):
(a)	if to Old Parent, New Parent or Canadian Sub, at:
Stifel Financial Corp.
501 N. Broadway
St. Louis, Missouri 63102
Attention: President and Chief Executive Officer General Counsel
Fax: (314) 342-2115
With a copy to (which shall not constitute notice):
Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 N. Broadway
St. Louis, Missouri 63102
Attention: Robert J. Endicott and Todd M. Kaye
Facsimile No.: (314) 259-2020
(b)	if to the Trustee, at:
CIBC Mellon Trust Company
320 Bay St, P O Box 1
Toronto, ON M5H 4A6
Attn: Account Manager, Client Services
Facsimile No.: 416-643-5570
     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by facsimile shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

8.4 Notice to Beneficiaries
     Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Canadian Sub from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.
8.5 Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
8.6 Jurisdiction
     This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
8.7 Attornment
     Each of the Trustee, New Parent, Old Parent and Canadian Sub agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgement by the court of any other jurisdiction.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.
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STIFEL FINANCIAL CORP.
By	/s/ James M. Zemlyak
	Name:	James M. Zemlyak
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

THOMAS WEISEL PARTNERS GROUP, INC.
By	/s/ Mark Fisher
	Name:	Mark Fisher
	Title:	General Counsel

TWP ACQUISITION COMPANY (CANADA), INC.
By	/s/ Mark Fisher
	Name:	Mark Fisher
	Title:	General Counsel

CIBC MELLON TRUST COMPANY
By	/s/ Pat Lee
	Name:	Pat Lee
	Title:	Authorized Signatory

By	/s/ Karen Garrod
	Name:	Karen Garrod
	Title:	Authorized Signatory